AGREEMENT AND PLAN OF SPINOFF
                          -----------------------------

         THIS AGREEMENT AND PLAN OF SPINOFF ("the Agreement") is made and entered into as of the 30th day of June, 1997, by and between ESCALATOR, INC., a Delaware corporation ("Escalator"), and ESCALATOR INVESTMENTS, INC., a Pennsylvania corporation ("Investments")


                                    RECITALS

         WHEREAS, Escalator owns all of the issued and outstanding shares of the capital stock of Escalator Securities, Inc., a Pennsylvania corporation ("Securities"), which firm is registered as a securities broker-dealer and conducts a securities brokerage business.

         WHEREAS, in the judgment of the Board of Directors of Escalator it is in the best interests of Escalator to transfer its holdings in Securities to Investments for the following reasons among others:

         a. If it desires to do so in the future, the Corporation can more easily accomplish a merger or consolidation with another business, and, in connection therewith, the value of the shares of common stock of the Company, which shares are publicly traded, will be enhanced through such merger or consolidation.

         2. Securities can be more efficiently managed if its operations are run independently from the operations of the Corporation.




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         NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                          TRANSFER OF SECURITIES STOCK
                        IN EXCHANGE FOR INVESTMENTS STOCK

         1.01 Transfer of Stock. Upon the execution of this Agreement and subject to the terms and conditions contained herein, Escalator shall sell, transfer, assign and convey to Investments all of the issued and outstanding shares of all classes of capital stock of Securities and in exchange therefor Investments shall issue to Escalator all of the authorized shares of capital stock of Investments.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF ESCALATOR

         Escalator represents and warrants to Investments as follows:

         2.01 Organization and Authority. Escalator and Securities is each duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority to own its property and to carry on its business as now being conducted, and each is qualified in each other jurisdiction in which qualification is required for it to hold the property or to conduct the business it holds or conducts


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therein, except to the extent that all failures of all such entities so to qualify, in the aggregate, do not have a material adverse effect on the financial condition, business or operations of Escalator and Securities taken as a whole.

         2.02 Capitalization of Escalator and Securities. The authorized capital stock of Escalator consists of 50,000,000 shares of common stock, $.001 par value, of which, as of June 30, 1997, 1,418,397 shares were issued and outstanding. The authorized capital stock of Securities consists of 10,000 shares of common stock, $1.00 par value, of which, as of June 30, 1997, 1,000 shares were issued and outstanding. All of such shares of Escalator and Securities are validly issued, fully paid and nonassessable. Escalator owns all of the issued and outstanding shares of capital stock of Securities. There are no other shares of capital stock or other equity securities of Escalator or Securities outstanding and there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Escalator or Securities, and there are no contracts, commitments, understandings or arrangements by which Escalator or Securities is or may become bound to issue any additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional share of their capital stock.

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         2.03 Authorization. Escalator has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by Escalator's Board of Directors and no other corporate proceedings on the part of Escalator are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Escalator, fully enforceable against Escalator in accordance with its terms.

         Neither the execution and delivery of this Agreement by Escalator, nor the consummation of the transactions contemplated hereby, nor compliance by Escalator with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Escalator or Securities, under any of the terms, conditions or provisions of (x) their respective charters or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Escalator or Securities is a party, or by which any part of the properties or assets of

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


Escalator or Securities may be subject, or (ii) subject to compliance with the statute referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Escalator or Securities or any part of the properties or assets of Escalator or Securities; except for such violations, conflicts, breaches, or defaults, which would not, in the aggregate, have a material adverse effect on the value of the Escalator and Securities taken as a whole.

         Other than in connection with or in compliance with the provisions of the General Corporation Law of the State of Delaware, and other than such as shall have been obtained prior to the completion of the transactions contemplated hereby, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Escalator of the transactions contemplated by this Agreement where the failure to provide such notices or filings, or to receive such authorizations, consents or approvals could, in the aggregate, impair or prevent Investments from owning and operating a material portion of the property or business of Securities after the transfer of its stock to Investments pursuant to Section 1.01 hereof.

         2.04 Litigation and Other Proceedings. Except for those matters set forth in Exhibit A hereto, as of the date hereof, neither Escalator nor Securities is a party to any pending or

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


threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree except for matters which, in the aggregate, will not have a material adverse effect on the business, condition (financial or other), prospects, income or operations of Escalator and Securities taken as a whole.

         2.05 Compliance With Law. As of the date hereof, Escalator and Securities are each in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, do not have a material adverse effect on the conduct of, or the ability to conduct operations of, or the financial or other condition of, the business of Escalator and Securities, taken as a whole.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF INVESTMENTS

         Investments represents and warrants to Escalator as follows:

         3.01 Organization and Authority. Investments is duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, with power to own its property and to carry on its business as now being conducted.

         3.02 Capitalization of Investments. The authorized capital stock of Investments consists of 50,000,000 shares of common stock, $.001 par value, of which, as of June 30, 1997, 2 shares were




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

issued and outstanding. Such shares are issued to and are held by Escalator. Such other shares of Investments to be issued hereunder, when issued, will be validly issued, fully paid and non-assessable and free from preemptive rights. There are no other shares of capital stock or other equity securities of Investments outstanding and there are no outstanding options, warrants, scrip, rights to subscribe to, calls, commitments of any character whatsoever relating to or, securities or rights convertible into any shares of capital stock or Investments and there are no contracts, commitments, understandings, or arrangements by which Investments is or may become bound to issue any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         3.03 Authorization. Investments has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Investment's Board of Directors and no other corporate proceedings on the part of Investments are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Investments fully enforceable against Investments in accordance with its terms. Other than in connection with or in compliance with the General Corporation Law of the State of
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


Pennsylvania, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Investments of the transactions contemplated by this Agreement.

         3.04 Litigation and Other Proceedings. As of the date hereof, Investments is not a party to any pending or threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment, or decree except for matters which, in the aggregate, would not have a material adverse effect on the business, conditions (financial or otherwise), prospects, income or operations of Investments.

         3.05 Compliance with Law. As of the date hereof, Investments is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof except for failures to comply, which, in the aggregate, would not have a material adverse effect on the conduct, operations of or the financial or other condition of the business of Investments.


                                   ARTICLE IV

                      MISCELLANEOUS AGREEMENTS AND CONSENTS

         Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and

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

regulations to consummate and make effective the transactions contemplated by this Agreement. Escalator will, and will cause Securities to, use their best efforts to obtain consents of all third parties and governmental bodies necessary to the consummation of the transactions contemplated by this Agreement. In case at any time after the transfer of shares pursuant to Section
1.01 hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Escalator or Investments, as the case may be, shall take all such necessary action.


                                    ARTICLE V

                                     GENERAL


         5.01 Survival of Representations, Warranties, and Agreements. All representations and warranties contained in this Agreement and all agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the transfer and issuance of the stock pursuant to Section 1.01 hereof.

         5.02 Miscellaneous. This Agreement: (a) constitutes the entire agreement of the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be

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

governed in all respects by the laws of the State of Delaware.

         IN WITNESS WHEREOF, Escalator and Investments have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first written above.

WITNESSES:                               ESCALATOR, INC.,
                                         a Delaware corporation




/s/ Mary Therese Lahey                   By: Howard A. Scala



____________________________             Its: Chairman


MARY THERESE LAHEY
MY COMMISSION # CC 499681
EXPIRES:October 5, 1999
Bonded Thru Notary Public Underwriters

                                         ESCALATOR INVESTMENTS, INC.,
                                         a Pennsylvania corporation


/s/ Mary Therese Lahey                   By: Howard A. Scala



____________________________             Its: Chairman



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                                    EXHIBIT A
                                    ---------


 1. DBCC for District No. 7 v. Escalator Securities, Inc. (Complaint No. C07950049) --- The NASD's District Business Conduct Committee for District No. 7, in a Decision issued on October 31, 1996, imposed the following sanctions on Escalator Securities, Inc.: (1) a fine of $80,000, (2) restitution in the aggregate amount of %67,223, plus interest from October 11, 1994 until paid, and (3) the expulsion of Escalator Securities as a member of the NASD. The case is currently on appeal before the National Business Conduct Committee of the NASD, which appeal operates as a stay of the sanctions imposed by the DBCC on Escalator Securities.

 2. DBCC No. 7 v. Escalator Securities, Inc. (Complaint No. C07930034) --- The NASD's District Business Conduct Committee for District No. 7, in a Decision on Remand issued on May 12, 1997, ordered Escalator Securities to pay restitution to certain of its customers in the total amount of $106,359.16. Escalator Securities was further ordered to pay interest on said amount commencing on July 16, 1992 and continuing until paid. The case is currently on appeal before the National Business Conduct Committee of the NASD, which appeal operates as a stay of the order of restitution imposed by the DBCC on Escalator Securities.

 3. Escalator Inc. has defaulted on certain convertible notes it issued which matured on June 1, 1997. Escalator owes approximately $42,000.00 in principal and accrued interest under the notes. The two holders of these notes have rejected the Company's offer to convert their debt to common stock of Escalator and have requested payment. Litigation has been threatened against Escalator by one noteholder who is owed the aggregate principal amount of $30,000.00.